Exhibit 23(j)(1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2007, relating to the financial statements and financial highlights which appears in the September 30, 2007 Annual Report to Shareholders of Global Emerging Markets Fund, a fund of Scottish Widows Investment Partnership Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
PricewaterhouseCoopers LLP
New York, New York
January 15, 2008